Exhibit 4.2

Yatsen Holding Limited – Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share Capital is US$100,000 divided into

(i) 6,000,000,000 Class A Ordinary Shares of a par value of US$0.00001 each,

(ii) 960,852,606 Class B Ordinary Shares of a par value of US$0.00001 each and

(iii) 3,039,147,394 Shares of a par value of US$0.00001 each of such class or classes (however designated)

THIS IS TO CERTIFY THAT

is the registered holder of

Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the said Company on                                                 by:

DIRECTOR